Exhibit 4.9

Agreement for Assignment of Rights and Obligations under Property Leasing Agreement

Among

China Life Insurance (Group) Company

and

China Life Insurance Company Limited

and

China Life Investment Holding Company Limited

November 28, 2008

This Agreement (the “Agreement”) is entered into on November 28, 2008 in Beijing among:

Party A: China Life Insurance (Group) Company, a wholly state-owned company organized and existing under the laws of the People’s Republic of China (“PRC”), with its address at No. 17, financial street, Xicheng District, Beijing,

Party B: China Life Insurance Company Limited, a joint stock company organized and existing under PRC laws, with its address at No. 16, China Life Tower, Chao Yang Men Wai street, Chaoyang District, Beijing,

and

Party C: China Life Investment Holding Company Limited, a company with limited liability organized and existing under PRC laws, with its address at No. 17, financial street, Xicheng District, Beijing.

Whereas,

(1) To increase the usage efficiency and investment return of its retained assets, establish an operation and management system with clarified responsibility, rights, and interests with respect to such retained assets, Party A resolves to transfer its retained assets to Party C without compensation.

(2) Party A and Party B entered into a Property Leasing Agreement (the “Property Leasing Agreement”) with a contract number of China Life [2007] 014, and a supplementary agreement thereto, under which Party A leased the properties it owns and the properties it is entitled to lease to Party B.

(3) Party A, Party B and Party C agree to make proper arrangement regarding the leasing of properties by Party B according to the provisions hereunder.

Each party shall be referred to as “one Party” respectively, and the “Parties” or “three Parties” collectively.

In witness whereof, the three Parties agree as follows:

1. PRECONDITIONS

Unless otherwise provided herein, the Agreement is subject to the effectiveness of the Property Leasing Agreement, the supplementary agreement thereto executed by Party A and Party B, and the Asset Transfer Agreement entered into between Party A and Party C.

2. ASSIGNMENT OF RIGHTS AND OBLIGATIONS

According to the Property Leasing Agreement (See Appendix 1) between Party A and Party B, the Parties agree that: as of the execution and effectiveness of the Agreement, Party A transfers all the rights and obligations with respect to the properties it owns and the properties it is entitled to lease under the Property Leasing Agreement to Party C, and Party C will substitute Party A as a party to the aforesaid agreement, be entitled to the rights thereunder, and in the mean time, perform obligations under such agreement. With respect to the properties leased by Party A to Party B, if Party A needs to obtain any consent, permit, authorization, confirmation or waiver from any third party to transfer rights and obligations regarding such properties, Party C agrees to exert its best efforts to take all necessary measures to accomplish the transfer of relevant rights and obligations (including, among others, executing or causing other parties to execute relevant documents, applying for and obtaining such consent, permit, authorization, confirmation or waiver), and Party A agrees to provide necessary authorization, entrustment to assist Party B in completing the aforesaid matters.

3. REPRESENTATIONS AND WARRANTIES

3.1 Party A is a wholly state-owned company organized and validly existing under PRC laws. It has independent legal person capacity, and has a corporate legal person business license in force. All government approvals (if so required) and internal authorization procedures necessary for the execution of the Agreement by Party A have been obtained or completed. Execution of the Agreement is conducted by Party A’s duly authorized representative.

3.2 Party B is a joint stock company organized and validly existing under PRC laws. It has independent legal person capacity, and has a corporate legal person business license in force. All the internal authorization procedures necessary for the execution of the Agreement by Party B have been obtained or completed. Execution of the Agreement is conducted by Party B’s duly authorized representative. Upon the signature of the Agreement by such representative, the Agreement will be binding upon Party B.

3.3 Party B hereby confirms that: Party B has no right of first refusal with respect to the properties concerned hereunder; Party B further agrees that, even if it has such right of first refusal, it hereby irrevocably waives its claiming for such right.

3.4 Party C is a company with limited liability organized and validly existing under PRC laws. It has independent legal person capacity, and has a corporate legal person business license in force. All internal authorization procedures necessary for the execution of the Agreement by Party C have been obtained or completed. Execution of the Agreement is conducted by Party C’s duly authorized representative. Upon the signature of the Agreement by such representative, the Agreement will be binding upon Party C.

3.5 According to the Property Leasing Agreement, Party C is well aware of all of the creditor’s rights and debts of Party A under such agreement, accepts all such creditor’s rights and debts and become a party to such agreement.

4. RESPONSIBILITIES

4.1 Upon the Agreement taking effect, Party C will become a party to the Property Leasing Agreement in place of Party A. Party C shall be entitled to all of Party A’s rights under the Property Leasing Agreement and shall perform all of Party A’s obligations thereunder. Party A’s rights and obligations under the Property Leasing Agreement will terminate automatically.

4.2 Unless otherwise provided herein, the Parties agree that, rentals generated from the aforesaid properties to be transferred (the “Transferred Property”) before the Transferring Date of such transfer (June 30, 2008) (the “Transferring Date”) shall belong to Party A. Rentals generated from the Transferred Property after the Transferring Date shall belong to Party C. With respect to the sub-leased property, the Parties agree that, rentals generated from such properties before the Transferring Date shall belong to Party A. Rentals generated from such properties after the Transferring Date shall belong to Party C.

4.3 Party C undertakes that, from the Transferring Date under the Asset Management Agreement, Party C shall assume all the liabilities, losses and claims arising out of or in connection to the properties, interests and debts under the Property Leasing Agreement. Party C shall also assume all the risks of loss, damage or shortage of the properties under the Transferred Property.

4.4 Party C undertakes that, after the Transferring Date, with respect to any litigation or arbitration in connection to the properties under the Property Leasing Agreement, Party C shall take part in such litigation and arbitration as the interested party, be entitled to relevant rights and perform relevant obligations. Party C undertakes that Party A will not be subject to losses and liabilities of any nature due to such debts and liabilities. In the event that Party A is involved in litigations, arbitrations or other legal proceedings due to such debts and liabilities, Party C undertakes to promptly provide Party A with sufficient legal fees, including, attorney’s fees, litigation fees, travel expenses and other related fees.

4.5 Party C undertakes to take all necessary measures to ensure that the properties hereunder and the leasing activities thereof comply with provisions under the laws and regulations applicable to the leasing of such properties. Party C warrants that, after the Transferring Date, Party C shall assume compensation liability for challenges, interference or claims raised by any third party against Party B with respect to Party B’s leasing of relevant properties in accordance with the Property Leasing Agreement. In this regard, Party A agrees to assume supplementary liability to the extent of the liabilities that Party C assumes according to applicable laws.

5. RIGHTS AND OBLIGATIONS

Upon the Agreement taking effect, the rights and obligations of Party B and Party C shall be defined in accordance with the Property Leasing Agreement (See Appendix 1 for the Property Leasing Agreement and its appendices). Party B and Party C may enter into another agreement to further define their respective rights and obligations.

6. GOVERNING LAWS AND DISPUTE RESOLUTION

6.1 The effectiveness, interpretations and performance of the Agreement shall be governed by laws of the PRC.

6.2 Any dispute arising out of the interpretation or performance of the Agreement shall be resolved at the first instance through friendly consultation among the Parties.

6.3 If, within 30 days following the first consultation, the aforesaid dispute cannot be solved in a way acceptable to the Parties, such dispute shall be submitted to China International Economic Trade and Arbitration Commission for arbitration according to the then effective rules. The arbitration award shall be final and binding upon the Parties.

7. MISCELLANEOUS

7.1 The Agreement shall only be amended in writing upon the signatures of the legal representatives of the Parties and the approval by the Parties after taking proper corporate actions.

7.2 The Agreement and the appendices hereto constitute the entire agreement among the Parties in relation to the transactions contemplated hereof, and supersedes all prior agreements, contracts, understanding and other communications, either oral or written, with respect to such transactions. The headings hereunder are for convenience only, which do not have any legal effect.

7.3 If any provision of the Agreement is or becomes void, illegal or unenforceable, such voidness, illegality or unenforceability shall not invalidate the effectiveness and enforceability of the remaining provisions hereunder.

7.4 If the Agreement becomes void or is rescinded, Party B shall continue to perform its obligations under the Property Leasing Agreement and the supplementary agreement thereto.

7.5 Any matter unaddressed but necessary shall be handled by the Parties through consultation in accordance with the principles of equality, fairness and reasonableness.

7.6 No failure to exercise and no delay in exercising, on the part of any Party, of any right, power or the privilege under the Agreement shall operate as a waiver thereof. Any single or partial exercise of such right, power or privilege shall not impede the exercising of any other right, power and privilege.

7.7 Unless otherwise provided by laws and regulations, without prior written consent (which shall not be unreasonably rejected or delayed) of the other Parties, any Party shall not publish or allow any person to publish any announcement relating to the subject matter hereunder or regarding any incidental issue hereunder.

7.8 The Parties shall keep confidential all trade secrets with respect to the arrangement of the Agreement, other non-public information made known to them, and prevent any disclosure of such secret and information in any way.

7.9 Without prior written consent of the other Parties, any Party shall not in any way transfer, in whole or partially, their respective rights, interest, liabilities or obligations under the Agreement.

7.10 The Agreement is executed in 6 counterparts, each Party holding one counterpart. All the counterparts of the Agreement have the same legal effect.

7.11 Appendices hereto are an indispensable part of the Agreement and have the same legal effect as the Agreement, which shall be deemed as having been incorporated into the Agreement.

7.12 Unless otherwise provided, the Parties shall bear their respective fees and expenses incurred during the negotiation, preparation and implementation of the Agreement.

7.13 This Agreement shall become effective upon execution by the Parties’ respective authorized representatives, and the official seals affixed hereon.

(Intentionally left blank)

Execution Page

In witness hereof, the Parties have caused their respective authorized representatives to sign the Agreement on the date first set forth above.

Party A: China Life Insurance (Group) Company (Seal)

Legal representative or authorized representative (Signature):

Party B: China Life Insurance Company Limited (Seal)

Legal representative or authorized representative (Signature):

Party C: China Life Investment Holding Company Limited (Seal)

Legal representative or authorized representative (Signature):

Appendix 1: Property Leasing Agreement (China Life [2007] 014) and the supplementary agreement thereto